EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the subsidiaries of CombiMatrix Corporation:

Jurisdiction of
Incorporation

CombiMatrix Molecular Diagnostics, Inc.	California